                                                                     EXHIBIT 5.1


                [LETTERHEAD OF WINSTEAD SECHREST & MINICK P.C.]



                                                                  (214) 745-5431


                               February 25, 1997


Columbus Realty Trust
15851 Dallas Parkway
Dallas, Texas  75240

     Re:  New York Stock Exchange
          Listing Application of Columbus Realty Trust

Ladies and Gentlemen:

     We have acted as legal counsel to Columbus Realty Trust, a Texas real estate investment trust (the "Company"), in connection with the offering of up to 1,000,000 common shares of beneficial interest, par value $.01 per share, of the Company (the "Common Shares"), pursuant to the Company's Employee Incentive Plan (the "Plan"). This opinion is being furnished in connection with the Company's Listing Application (the "Listing Application") to the New York Stock Exchange, Inc. (the "Exchange"). The Listing Application relates to the listing on the Exchange of up to 1,000,000 Common Shares to be available to all employees, trust managers and certain consultants of the Company through the Plan.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based upon such examination, we are of the opinion that:

     1. The Company has been duly organized and is validly existing under the laws of the State of Texas.

     2. The Common Shares for which application for listing has been made have been duly authorized and, when issued and paid for in accordance with the

Columbus Realty Trust
February 25, 1997
Page 2



          terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

     3. No personal liability for debts of the Company will attach to the holders of Common Shares, in the absence of unlawful dividends or other unlawful distributions, under the current laws of the State of Texas, the state in which the Company was organized and in which the Company maintains its principal executive offices.

     4. The Common Shares to be issued pursuant to the Plan have been registered under the Securities Act of 1933, as amended (the "Act"), in a Registration Statement on Form S-8 and such Registration Statement became effective on February 25, 1997.

     The opinions expressed above are solely for the benefit of the Company and, without our prior consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any other person or entity, except that this opinion may be delivered to and relied upon by the New York Stock Exchange, Inc. in connection with the Company's Listing Application. These opinions are delivered as of the date hereof and we disclaim any responsibility to update these opinions at any time following the date hereof.

                              Very truly yours,

                              WINSTEAD SECHREST & MINICK P.C.



                              By:/s/ Michelle P. Goolsby
                                 ------------------------------
                                    Michelle P. Goolsby